EXHIBIT 4

RAVEN MOON ENTERTAINMENT, INC.

2007 EQUITY COMPENSATION PLAN AMENDMENT 2

May 2, 2007

    Raven Moon Entertainment, Inc., a Florida corporation (the "Company"), as of the Effective Date below, adopts this “Plan” Under the Plan, the Company may issue shares of the Company's common stock or grant options to acquire the Company's common stock (the "Stock" or “Shares”), from time to time to employees, officers, consultants or advisors of the Company or any of the Company's subsidiaries, all on the terms and conditions set forth herein.

    In addition, at the discretion of the Board of Directors, Shares may from time to time be granted under this Plan to individuals, including consultants or advisors, who contribute to the success of the Company or any of its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors, and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction or to directly or indirectly promote or maintain a market for the Company securities. Grants of incentive or non-qualified stock options and stock awards, or any combination of the foregoing, may be made under the Plan.

1. Purpose of the Plan.

The Plan is intended to compensate individuals (natural persons) for bona fide services to assist the Company or who contribute to the success of the Company or any of the Company's subsidiaries.

2. Administration of this Plan.

Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board or any officer as it deems proper (hereinafter the Board or its authorized committee or officer delegate shall be referred to as "Plan Administrators" but if no others are ever named, it is the Board that is the Plan Administrator(s)). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. Any shares approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any shares approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock Subject to this Plan.

The total number of shares issued or issuable pursuant to this Plan shall not exceed the authorized unissued common stock of the Company, and it is contemplated the Plan is for a total set forth herein, on the last page.

4. Reservation of Stock on Granting of Rights.

At the time any right is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such right until that right is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5. Eligibility.

The Plan Administrators may grant shares or grant options to acquire shares of the Company's common stock to employees, officers, advisors or consultants of the Company or its subsidiaries, and others as lawfully permitted, provided that such individuals are compensated for bona fide services to the Company  or any of its subsidiaries and such services are not rendered in connection with services for which the Plan cannot compensate in reliance upon laws and regulations. In any case, the Plan Administrators shall determine, based on the foregoing limitations  and the Company's best interests, which consultants and advisors and others are eligible to  participate in this Plan. Shares shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Terms of Grants and Certain Limitations on Right to Exercise.

    a. Each right to shares may have its terms established by the Plan Administrators at the time the right is granted.

    b. The terms of the right, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the grant.

    c. Unless otherwise specifically provided by the written provisions of the grant or required by applicable disclosure or other legal requirements promulgated by the U.S. Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to any right (as in the case of a stock option) unless and until such participant exercises his or her right to  acquire all or a portion of the Stock subject to the right and delivers any required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of any grant, no adjustment to the exercise price or the number of shares of Stock subject to the grant shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the grant is acquired by the holder.

    d. Rights shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the right.

    e. Grants may contain such other provisions, including further lawful restrictions on the vesting and exercise of the grant as the Plan Administrators may deem advisable.

    f. In no event may a grant be exercised after the expiration of its term.

    g. Grants shall be non-transferable, except by the laws of descent and distribution.

7. Exercise Price.

The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to any consulting or services stock options which exercise price may be amended from time to time as the Plan Administrators shall determine.

8. Payment of Exercise Price.

The exercise of any option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check or other legal consideration, payable to the Company.

9. Dilution or Other Adjustment.

The shares of Common Stock subject to this Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other re-capitalization. The Company, at its option, may adjust the grants and rights made hereunder, issue replacements, or declare grants void.

10. Options to Foreign Nationals.

The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, make grants to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

11. Listing and Registration of Shares.

Each grant shall be subject to the requirement that if at any time the Plan Administrators shall determine, in their sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such rights or the issuance or purchase of shares thereunder, such right may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

12. Expiration and Termination of this Plan.

This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any rights then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the final share, under the Plan, may issue.

SUPPLEMENT 1, ATTACHED, IS INCORPORATED INTO THIS PLAN

Additional Shares: 1,000,000,000

BY ORDER OF THE BOARD OF DIRECTORS

EFFECTIVE DATE: May 2, 2007

SUPPLEMENT 1

1.     Grant of Shares. The Company shall only issue Shares or grant options as determined by the Board of Directors.

2.     Services. Consultants have been or will be engaged by the Company and the Company has received business consultation services and/or promises of additional services. Services may be detailed in additional documentation, including confirmatory letters and agreements, as provided to one or more officers of the Company, or may be provided as otherwise acceptable to the officers.

3.     Compensation. The Consultants are not entitled to receive cash compensation, unless and until any agreement to the contrary is reached with any particular Consultant. Consultants' sole compensation is the Shares identified herein, unless the parties agree otherwise as in the case of options. The Company makes no promise or representation as to the value of the securities.

4.     Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares may not be issued unless the Shares are registered pursuant to the Securities Act of 1933, as amended ("Act").

5.     Delivery of Shares. The Company shall deliver, subject to the terms and conditions of this Plan, to each Consultant, as soon as practicable, a Certificate representing the Shares. Each Consultant agrees to be bound by the terms and conditions under the Plan by accepting delivery of the Shares, and any other terms individually agreed to in writing by the parties.

6.     Company's Rights. The existence of the Shares and/or this Plan shall not affect in any way the rights of the Company to conduct its business.

7.     Disclosure. Each Consultant agrees to having read and fully considered the disclosures under attached hereto and incorporated herein by reference.

8.     Amendments. This Plan may not be amended unless by action of the Board of Directors.

9.     Governing Law. This Plan shall be governed by the laws of the State of Florida, and the sole venue for any action arising hereunder or in connection herewith shall be a court of competent jurisdiction in the state of the headquarters of the Company.

10.     Binding Effect. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

12.     Captions. The captions herein are for convenience and shall not control the interpretation of this Plan.

11.     Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth hereinabove.

12.     Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

13.     Severability. In the event anyone or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

Additionally:

Item 1 - Plan Information

    (a) General Plan Information

      1. The title of the Plan is: 2007 Equity Compensation Plan("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is Raven Moon Entertainment ("Company").
      2. The general nature and purpose of the Plan is to grant Consultants shares of the Common Stock of the Company as compensation for consultation services for the Company.
      3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended or replaced by any subsequent law.
      4. (a) The Company shall act as Plan Administrator. The Company address and telephone number is stated herein.

The Company, as administrator of the Plan, will merely issue to the Consultants shares of Common Stock pursuant to the terms of the Plan, which may also include shares under Options or Options.

    (b) Securities to be Offered. Pursuant to the terms of the Plan, shares of the Company's Common Stock will be offered, and may be offered under Options. Terms shall be set by the Board of Directors.

    (c) Employees Who May Participate in the Plan. Consultants are the sole participants in this Plan. Consultants are defined to include various persons including advisors. Consultants are eligible to receive the securities provided the securities have been registered under the Securities Act of 1933, as amended (the "Act").

    (d) Purchase of Securities Pursuant to the Plan. The Company shall issue the underlying securities to Consultants as soon as practicable after respective agreements are reached. In the case of Options, Consultants are required to pay the exercise price set by the Company to receive their shares.

    (e) Resale Restrictions. Consultants may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

    (f) Tax Effects of Plan Participation. The Plan is not qualified under  Sec. 401 of the Internal Revenue Code of 1986, as amended or replaced by any subsequent law.

    (g) Investment of Funds. n/a

    (h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon determination of the Company Consultants have the right to assign or hypothecate Consultant's interest  in the Plan, subject to Plan provisions.

    (i) Forfeitures and Penalties. n/a

    (j) Charges and Deductions and Liens Therefore. n/a

Item 2 Registrant Information and Employee Plan Annual Information.

Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided above.